EXHIBIT NO. 11

                        ROTARY POWER INTERNATIONAL, INC.
                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                                   Twelve Months
                                                 Ended December 31,
                                                 1997          1996
                                                 ----          ----
PRIMARY

Shares outstanding,
  beginning of period                         6,641,432     3,391,432

Weighted average number
  of shares issued,
  retired and issuable
  share equivalents                            -522,552     1,110,883
                                            -----------   -----------

Weighted average number
  of common and common
  equivalent shares
  outstanding                                 6,118,880     4,502,265
                                            ===========   ===========

Net loss                                    $(5,032,819)  $(4,970,054)
                                            ===========   ===========

Net loss per
  common share                              $   (.82)     $   (1.10)
                                            ===========   ==========

FULLY DILUTED

Weighted average number
  of common and common
  equivalent shares
  outstanding as
  adjusted to full
  dilution                                    6,118,880     4,502,265
                                            ===========   ===========

Net loss                                    $(5,032,819)  $(4,970,054)
                                            ===========   ===========

Net loss per
  common share                              $   (.82)*    $   (1.10)*
                                            ===========   ===========


*These calculations are submitted in accordance with SEC requirements, although they are not in accordance with APB Opinion No. 15 because they are anti-dilutive.